UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

November 30, 2009

ASPEN EXPLORATION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-9494	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

2050 S. Oneida St., Suite 208, Denver, CO 80224-2426
Address of principal executive offices

303-639-9860
Telephone number, including Area code

Not applicable
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02,      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     Effective December 2, 2009, the Board of Directors of Aspen Exploration Corporation (“Aspen”) appointed R.V. Bailey, currently chief executive officer, vice president – exploration and administration, and chairman of Aspen’s Board of Directors, as Aspen’s president. Mr. Bailey was appointed to the position of president as a result of Robert Cohan’s (Aspen’s former president) resignation for health and personal reasons on November 18, 2009.

     Mr. Bailey is the founder of Aspen and has been an officer and director since its inception. He served as Aspen’s vice president until January 2008 when he was appointed as Aspen’s chief executive officer as a result of Mr. Cohan’s stroke. Mr. Bailey obtained a Bachelor of Science degree in Geology from the University of Wyoming in 1956. He has approximately 45 years experience in exploration and development of mineral deposits, primarily gold, uranium, coal, and oil and gas. His experience includes basic conception and execution of mineral exploration projects. Mr. Bailey is a member of several professional societies, including the Society for Mining and Exploration, the Society of Economic Geologists and the American Association of Petroleum Geologists, and has written a number of papers concerning mineral deposits in the United States. He is the co-author of a 542-page text, published in 1977, concerning applied exploration for mineral deposits. On March 25, 2009 (but effective as of January 1, 2009), and as amended on July 21, 2009, Aspen entered into an employment agreement with Mr. Bailey, the material terms of which are described in Aspen’s annual report on Form 10-K for the year ended June 30, 2009. Mr. Bailey is not a director of any other public company.

Item 8.01 – Other Events

     On November 30, 2009, Aspen held its annual meeting of stockholders in Greenwood Village, Colorado. Two proposals were submitted to the stockholders for approval as set forth in Aspen’s definitive proxy statement dated October 19, 2009. A total of 5,965,534 shares (approximately 70% of the total outstanding as of the record date) were present at the meeting in person or by proxy. The votes on each proposal were cast as described below.

     The first proposal submitted to Aspen’s stockholders was the election of directors. The names of the directors elected, and the number of votes cast for and withheld were as follows:

		WITHHOLD
Name and Class	Votes FOR	Authority To Vote

R.V. Bailey – Class III	4,194,332	871,202
Robert A. Cohan – Class III	4,187,160	878,374
Kevan B. Hensman – Class II	4,154,742	910,792
Douglas P. Imperato – Class I	4,197,835	867,699

     For personal and health reasons Mr. Cohan resigned from Aspen’s Board of Directors on November 18, 2009, and although he received a sufficient amount of votes to be elected to Aspen’s Board of Directors Mr. Cohan will not serve on Aspen’s Board. As such, Aspen’s Board is now comprised of Messrs. Bailey, Hensman, and Imperato. Pursuant to Aspen’s certificate of incorporation because Aspen has a staggered Board of Directors the directors elected are now scheduled to serve in the following classes and for the following terms:

(i)	As a Class I director Mr. Imperato will serve until Aspen’s annual meeting to be held during the fiscal year ending June 30, 2010;

(ii)	As a Class II director Mr. Hensman will serve until Aspen’s annual meeting to be held during the fiscal year ending June 30, 2011; and

(iii)	As a Class III director Mr. Bailey will serve until Aspen’s annual meeting to be held during the fiscal year ending June 30, 2012.

     With regard to the second proposal Aspen’s stockholders did not approve the resolution to grant Aspen’s Board of Directors the discretion to dissolve the company. To be approved Delaware law required that this proposal be approved by a majority of shares outstanding and entitled to vote thereon. Although more stockholders voted in favor of the proposal than voted against it, only approximately 41% of the total shares outstanding and entitled to vote on the proposal voted in favor of its approval. As a result, Aspen currently intends to maintain its corporate status and explore other business opportunities. Should Aspen not identify and execute upon an appropriate opportunity Aspen’s Board of Directors will likely later reevaluate Aspen’s status and consider other courses of action for the company. The shares voted for, against and abstained on the proposal were as follows:

	% of		% of		% of
	Votes Entitled		Votes Entitled		Votes Entitled
	To be		to be		To be
FOR	Cast	AGAINST	Cast	ABSTAIN	Cast

2,941,757	40.5%	1,913,637	26.4%	210,140	2.9%

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 2nd day of December 2009.

Aspen Exploration Corporation

By:	/s/ R.V. Bailey
R.V. Bailey, Chief Executive Officer